Exhibit 99.2

Stock Option Agreement

DATE: 04/06/2015 NAME: Dennis Mulroy ADDRESS: Re: Stock Options

Grant of Non-statutory Stock Option

Option Shares: 60,000	Grant Date: 04/06/2015

Price per share: $18.23	Vesting Base Date: 04/06/2015
Fully-Vested Date: 04/06/2019

Option control no.: Q2-01-2015	Expiration Date: 04/06/2025

Dear Dennis:

I am pleased to confirm that the Company has granted you a Stock Option Inducement Award (“option”) to purchase shares of our common stock outside of the Company’s 2013 Equity Incentive Plan (the “Plan”), but governed in all respects by the terms of the Plan as if granted under the Plan. To accept your stock option, please sign the enclosed copy of this letter and return it to George F. Tidmarsh, President and Chief Executive Officer. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan.

General terms

Your option is intended to be a non-statutory option. The basic terms of your option grant are identified in the information block at the top of this offer letter.

Purchase and payment

Your option vests (becomes exercisable) with respect to one-quarter of the underlying shares on 04/06/2016 and, with respect to the remaining shares, monthly thereafter over the next three years, calculated to the closest whole share, so that all shares will become purchasable on the Fully-Vested Date shown above. Following the Termination of your service, the unvested portion of the option, if any, as of the date of Termination shall be forfeited. Your option will vest in full immediately prior to any Change in Control.

If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form approved by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment permitted by the Company at the time you wish to exercise. Shares available under this option must be purchased, if at all, no later than the Expiration Date.

We value your efforts and look forward to your continued contribution.

Sincerely,

/s/ George F. Tidmarsh, M.D., Ph.D.

George F. Tidmarsh, M.D., Ph.D.
President and Chief Executive Officer

I accept this option and agree to the terms of this offer letter and the Plan.

/s/ Dennis Mulroy                     April 6, 2015
Optionee signature                        Date

OPTION EXERCISE
AND
STOCK PURCHASE AGREEMENT
Instructions

1.	Read the entire Agreement carefully. This is a legally binding agreement between you and the Company.
2.	Items A - C: Insert your name and identifying information.
3.	Items D - G: Identify the stock option you want to exercise.
4.	Item H: Identify how many shares you want to purchase.
5.	Item I: Calculate the Option Price by multiplying the share number in Item H by the purchase price per share in Item E.
6.	Item J: Confirm with the Company whether a tax withholding amount should be entered in this space.
7.	Item K: Add the Option Price in Item I to the tax withholding amount, if any, in Item J. Insert the resulting Purchase Price in Item K.
8.	Item L: Identify your approved method of payment for the Shares.
9.	Signatures: Sign the Agreement in the space provided on page 7. Important note: If you are married, your spouse also is required to sign.
10.	Submit the fully completed and signed Agreement, together with payment of the Purchase Price, to George F. Tidmarsh, President and Chief Executive Officer.

OPTION EXERCISE AND
STOCK PURCHASE AGREEMENT

Date:_____________

Optionholder / Purchaser

(A) Name: Dennis Mulroy

(B) Employee number: ___________________

(C) Residence address: __________________________________________

Stock option

(D) Option Shares (total) subject to this Option: 60,000

(E) Purchase Price per Share: $18.23

(F) Grant Date: 04/06/2015

(G) Option Control Number: Q2-01-2015

Option shares purchased under this Agreement

(H) Shares purchased:

(I) Option Price [ (E) x (H) ]:

(J) Tax withholding (if applicable):
(to be calculated by Company)
(K) Purchase Price [ (I) + (J) ]:

Payment method (select one or more)

(L) Cash or check (enclosed):

Wire transfer:

(Identify sending bank and wire transfer number)

“Cashless exercise”:

(Identify approved FINRA broker-dealer and attach agreement)

Other:

(Attach Company approval for other form of payment)

1. Exercise of Option.

1.1. I am exercising my right to purchase the number of shares of common stock of La Jolla Pharmaceutical Company indicated on Line (H) by exercising the option identified on Lines (D) through (G). The per share purchase price of the option is indicated on Line (E) and the aggregate purchase price of the shares I am purchasing is indicated on Line (I). I acknowledge that I may be responsible for tax withholding on the shares, in which case the aggregate purchase price would be as indicated on Line (K) (which the Company will complete). The shares that I am purchasing by exercising my option are referred to in this agreement as the “Shares.” The total purchase price of the shares is referred to in this agreement as the “Purchase Price.” I acknowledge that the option I am exercising is subject to the rules of the 2013 Equity Incentive Plan of La Jolla Pharmaceutical Company (the “Plan”).

1.2. With this signed agreement, I have submitted either (a) cash or a check for the amount of the Purchase Price or (b) irrevocable wire transfer instructions for the Purchase Price, or (c) a certificate or certificates (or designation of such certificates if permitted by the Plan) representing shares of La Jolla Pharmaceutical Company common stock that I have owned for at least six months if the shares were acquired by me through exercise of an option, and that have a fair market value (as determined in accordance with the Plan) as of this date equal to the Purchase Price. I recognize that other forms of payment may be permitted by the written approval of the Company.

2. Representations

2.1. Taxes. The Company has made no warranties or representations to me with respect to the income tax consequences of the transactions contemplated by this Agreement and I am not relying on the Company or its representatives for an assessment of such tax consequences. I have had adequate opportunity to consult with my personal tax advisor prior to submitting this Agreement to the Company.

2.2. Repurchase. If the Shares are subject to a right of repurchase in favor of the Company at their original purchase price when I cease to provide services for the Company, or if I could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 with respect to the purchase of the Shares, I will execute and deliver to the Company a copy of the Acknowledgment and Statement of Decision Regarding Election Pursuant to Section 83(b) of the Internal Revenue Code (the “Acknowledgment”) attached as Exhibit A. I acknowledge that I am primarily responsible for filing any Section 83(b) elections although the Company will, as an accommodation to me and without assuming any liability, file a duplicate election if I promptly provide an executed form with the Acknowledgement and Statement of Decision Regarding Section 83(b). I will consult with my own tax advisor to determine if there is a comparable election to file in the state of where I reside and whether filing a federal or state Section 83(b) election is desirable under my circumstances.

3. Miscellaneous Provisions.

3.1. Successors and Assigns. Subject to the limitations set forth in this Agreement, the benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties.

3.2. Costs. I will repay the Company for all costs and damages, including incidental and consequential damages and attorney’s fees, resulting from any transfer of the Shares which is not in compliance with the provisions of this Agreement.

3.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

3.4. Notices. All notices and other communications under this Agreement shall be in writing. Unless and until I am notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed to:

La Jolla Pharmaceutical Company
Attention: George F. Tidmarsh, M.D., Ph.D.
President and Chief Executive Officer
10182 Telesis Court, 6th Floor
San Diego, CA 92121

3.5. Communications. Unless and until I notify the Company in writing to the contrary, all notices, communications, and documents intended for me and related to this Agreement, if not delivered by hand, shall be mailed to my last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and three business days after mailing, if by mail.

3.6. Arbitration. All disputes arising out of this Agreement will be finally settled by arbitration in accordance with the then existing rules of the American Arbitration Association. The arbitration will be conducted in the county of San Diego, California. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it; provided that nothing in this Agreement shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties agree that service of any notices in the course of such arbitration at their respective addresses as provided for in this agreement shall be valid and sufficient.

3.7. This is not an employment contract. This Agreement is not to be interpreted as a guarantee or contract of continuing employment.

LA JOLLA PHARMACEUTICAL COMPANY

By: _______________________
Title: _____________________

I hereby agree to be bound by all of the terms and conditions of this Agreement and the Plan.

______________________
Purchaser’s signature

______________________
Printed name

The purchaser’s spouse indicates by the execution of this Agreement his or her consent to be bound by the terms herein as to his or her interests, whether as community property or otherwise, if any, in the Shares hereby purchased.

______________________
Purchaser’s Spouse